Exhibit 99.1

Old Point Reports First Quarter 2019 Results

Hampton, VA, April 24, 2019 (PRNewswire) Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $2.0 million and earnings per diluted common share of $0.39 for the quarter ended March 31, 2019, as compared to net income of $942 thousand or $0.19 earnings per diluted common share for the first quarter of 2018. Net operating earnings (non-GAAP) for the first quarter of 2019 were also $2.0 million or $0.39 per diluted common share, which compares to $1.1 million, or $0.23 per diluted common share for the first quarter of 2018.
Robert Shuford, Jr., President and CEO of Old Point National Bank (the Bank) said, "We are pleased to report earnings of $2.0 million, or $0.39 per diluted common share, for the first quarter of 2019. Our Company experienced solid revenue growth and expense control during the quarter as compared to the same period in 2018, with continuing improvement in asset quality.”
Highlights of the quarter are as follows:

•
Return on average assets (ROA) was 0.80% compared to 0.53% in the prior quarter and 0.39% in the first quarter of 2018. Net operating ROA (non-GAAP) was 0.80% compared to 0.54% and 0.47% in the fourth quarter of 2018 and the first quarter of 2018, respectively.

•
Return on average equity (ROE) was 7.94% compared to 5.45% in the prior quarter and 3.97% in the first quarter of 2018. Net operating ROE (non-GAAP) was 7.94% compared to 5.50% and 4.83 % in the fourth quarter of 2018 and the first quarter of 2018, respectively.

•	Net interest income declined slightly to $8.4 million compared to $8.6 million in the prior quarter but increased from $7.7 million in the first quarter of 2018.

•	Net interest margin (on a fully tax-equivalent basis) improved to 3.67% from 3.52% in the first quarter of 2018 and decreased from 3.69% in the prior quarter.

•
Non-performing assets (NPAs) totaled $12.9 million as of March 31, 2019, down from $14.7 million at December 31, 2018 and down from $16.5 million at March 31, 2018. NPAs as a percentage of total assets improved to 1.26% at March 31, 2019 which compares to 1.42% at December 31, 2018 and 1.66% at March 31, 2018.

•	The efficiency ratio improved to 78.34% compared to 78.51% in the fourth quarter of 2018 and 85.65% in the first quarter of 2018.

Net Interest Income

Net interest income for the first quarter of 2019 was $8.4 million, a decrease of $243 thousand, or 2.8%, from the prior quarter and an increase of $614 thousand, or 7.9%, from the first quarter of 2018. The year-over-year growth was positively impacted by higher average earning asset balances and higher yields which was partially offset by higher funding costs.  The quarter-over-quarter decrease in net interest income was principally the result of lower average earning assets combined with increasing funding costs. The tax-equivalent net interest margin for the quarter was 3.67%, down from 3.69% in the prior quarter and up from 3.52% in the same period a year ago. The margin compression during the first quarter of 2019 was primarily due to higher rates on interest-bearing deposits and borrowings.

Asset Quality

Non-performing assets (NPAs) totaled $12.9 million as of March 31, 2019, down from $14.7 million at December 31, 2018 and $16.5 million at March 31, 2018. NPAs as a percentage of total assets were 1.26%, which compares to 1.42% at December 31, 2018 and 1.66% at March 31, 2018. Non-accrual loans decreased to $11.2 million from $12.1 million at December 31, 2018 and $14.1 million at March 31, 2018. Loans past due 90 days or more and still accruing interest decreased $819 thousand to $1.7 million from $2.5 million at December 31, 2018 and decreased by $488 thousand compared to $2.2 million at March 31, 2018. Of the loans past due 90 days or more at March 31, 2019, approximately $1.4 million were government-guaranteed student loans.

The provision for loan losses was $226 thousand for the first quarter of 2019, as compared to $1.0 million for the prior quarter and $525 thousand for the first quarter of 2018.  The allowance for loan and lease losses (ALLL) was $10.1 million at March 31, 2019 and December 31, 2018 compared to $9.7 million at March 31, 2018. The ALLL as a percentage of loans held for investment was 1.32% at March 31, 2019, up slightly from 1.31% at December 31, 2018 and down slightly from 1.33% at March 31, 2018. Annualized net charge offs as a percentage of average loans outstanding was 0.13% for the first quarter of 2019, which compares to 0.58% in the preceding quarter and 0.13% in the first quarter of 2018.  Improving asset quality positively impacted the level of provision for loan losses in the first quarter of 2019, while the fourth quarter 2018 provision for loan losses was impacted by a $573 thousand charge-off.

Noninterest Income

Total noninterest income for the quarter was $3.4 million, an increase of $84 thousand from the previous quarter and an increase of $274 thousand, or 8.7% from the first quarter of 2018. Increases in other service charges, commissions and fees and mortgage banking income over the preceding quarter and the prior year quarter were partially offset by fluctuations in fiduciary and management fees and service charges on deposit accounts.

Noninterest Expense

Noninterest expense totaled $9.3 million for the first quarter of 2019, a decrease of $149 thousand from the fourth quarter of 2018 and a decrease of $125 thousand from the first quarter of 2018. Adjusting for the impact of merger expenses of $205 thousand in the first quarter of 2018, adjusted noninterest expense (non-GAAP) increased $80 thousand or 0.9% comparing first quarter of 2019 to the same period in 2018. For the linked quarter, decreases in occupancy and equipment and professional services offset increases in salaries and employee benefits.

Balance Sheet Review

Total assets as of March 31, 2019 were $1.0 billion, essentially unchanged from December 31, 2018. Net loans held for investment decreased $11.1 million, or 1.5%, from December 31, 2018 to $752.8 million.  Securities available for sale, at fair value, increased $9.6 million to $157.8 million at March 31, 2019.

Total deposits as of March 31, 2019 decreased $7.0 million, or 0.8%, to $836.2 million from December 31, 2018. Noninterest-bearing deposits decreased $13.3 million, or 5.4%, savings deposits increased $4.3 million, or 1.2%, and time deposits increased $2.1 million, or 0.9%.

The Company’s total stockholders’ equity at March 31, 2019 increased $3.0 million or 3.0% from December 31, 2018 to $105.0 million.  The Bank remains well capitalized with a Tier 1 Capital ratio of 11.24% at March 31, 2019 as compared to 10.90% at December 31, 2018. The Bank’s leverage ratio was 9.60% at March 31, 2019 as compared to 9.34% at December 31, 2018.

Non-GAAP Financial Measures – In addition to the Company's results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including net operating earnings, net operating earnings per share, net operating ROA, net operating ROE, and operating efficiency ratio.  A schedule reconciling these non-GAAP financial measures is provided at the end of this press release.  The Company uses these non-GAAP financial measures in its internal analysis of financial and operating performance and the Company's management believes that they provide greater transparency regarding management's view of the Company's performance.  These non-GAAP financial measures should be read in conjunction with, and not as a substitute for, the Company's GAAP results.  In addition, because not all companies use identical calculations, the Company's presentation of its non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release may include, without limitation: statements regarding future financial performance; performance of the investment and loan portfolios, including performance of the consumer auto loan portfolio and the purchased student loan portfolio; the effects of diversifying the loan portfolio; strategic business initiatives; management's efforts to reposition the balance sheet; deposit growth; levels and sources of liquidity; use of proceeds from the sale of securities; future levels of charge-offs or net recoveries; the impact of changes in NPAs on future earnings; write-downs and expected sales of other real estate owned; and changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates and yields; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of student loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; cyber threats, attacks and events; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2018. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Jeff Farrar, Chief Financial Officer & Senior Vice President/Finance of Old Point Financial Corporation at 757-728-1248, or Laura Wright, Vice President/Marketing Director, Old Point National Bank at 757-728-1743.

Old Point Financial Corporation and Subsidiaries Consolidated Balance Sheets	March 31,	December 31,
(dollars in thousands, except share data)	2019	2018
Assets	(unaudited)
Cash and due from banks	$16,993	$19,915
Interest-bearing due from banks	15,128	20,000
Federal funds sold	678	2,302
Cash and cash equivalents	32,799	42,217
Securities available-for-sale, at fair value	157,819	148,247
Restricted securities, at cost	3,691	3,853
Loans held for sale	649	479
Loans, net	752,799	763,898
Premises and equipment, net	36,677	36,738
Bank-owned life insurance	26,955	26,763
Goodwill	1,650	1,650
Other real estate owned, net	-	83
Core deposit intangible, net	396	407
Other assets	13,445	13,848
Total assets	$1,026,880	$1,038,183
Liabilities & Stockholders' Equity
Deposits: Noninterest-bearing deposits	$232,954	$246,265
Savings deposits	372,189	367,915
Time deposits	231,034	228,964
Total deposits	836,177	843,144
Overnight repurchase agreements	24,643	25,775
Federal Home Loan Bank advances	55,000	60,000
Other borrowings	2,400	2,550
Accrued expenses and other liabilities	3,641	4,708
Total liabilities	921,861	936,177
Stockholders' equity: Common stock, $5 par value, 10,000,000 shares authorized; 5,185,151 and 5,184,289 shares outstanding (includes 13,689 nonvested restricted stock, respectively)	25,857	25,853
Additional paid-in capital	20,763	20,698
Retained earnings	59,015	57,611
Accumulated other comprehensive loss, net	(616)	(2,156)
Total stockholders' equity	105,019	102,006
Total liabilities and stockholders' equity	$1,026,880	$1,038,183

Old Point Financial Corporation and Subsidiaries Consolidated Statements of Income (unaudited)	Three Months Ended
(dollars in thousands, except per share data)	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Interest and Dividend Income:
Loans, including fees	$8,862	$8,998	$7,895
Due from banks	57	104	4
Federal funds sold	7	6	2
Securities:
Taxable	620	576	494
Tax-exempt	266	285	344
Dividends and interest on all other securities	64	81	60
Total interest and dividend income	9,876	10,050	8,799
Interest Expense:
Checking and savings deposits	251	219	104
Time deposits	870	828	616
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	37	37	10
Federal Home Loan Bank advances	359	364	324
Total interest expense	1,517	1,448	1,054
Net interest income	8,359	8,602	7,745
Provision for loan losses	226	1,012	525
Net interest income after provision for loan losses	8,133	7,590	7,220
Noninterest Income:
Fiduciary and asset management fees	959	922	983
Service charges on deposit accounts	1,053	1,115	870
Other service charges, commissions and fees	925	880	854
Bank-owned life insurance income	192	197	209
Mortgage banking income	216	171	141
Gain on sale of available-for-sale securities, net	26	-	80
Other operating income	45	47	5
Total noninterest income	3,416	3,332	3,142
Noninterest Expense:
Salaries and employee benefits	5,699	5,561	5,477
Occupancy and equipment	1,393	1,499	1,477
Data processing	363	334	302
FDIC insurance	127	164	191
Customer development	162	151	182
Professional services	514	788	488
Employee professional development	186	154	192
Other taxes	150	134	170
ATM and other losses	62	50	97
Loss (gain) on other real estate owned	(2)	-	-
Merger expenses	-	12	205
Other operating expenses	637	593	635
Total noninterest expense	9,291	9,440	9,416
Income before income taxes	2,258	1,482	946
Income tax expense	231	94	4
Net income	$2,027	$1,388	$942
Basic Earnings per Share:
Weighted average shares outstanding	5,184,586	5,183,720	5,020,075
Net income per share of common stock	$0.39	$0.27	$0.19
Diluted Earnings per Share:
Weighted average shares outstanding	5,184,599	5,183,909	5,020,146
Net income per share of common stock	$0.39	$0.27	$0.19

Cash Dividends Declared per Share:	$0.12	$0.11	$0.11

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarter ended March 31,
(unaudited)	2019			2018
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate**	Balance	Expense	Rate**
ASSETS
Loans*	$771,143	$8,876	4.67%	$745,376	$7,910	4.30%
Investment securities:
Taxable	103,264	620	2.43%	94,387	494	2.12%
Tax-exempt*	43,648	337	3.13%	57,929	436	3.05%
Total investment securities	146,912	957	2.64%	152,316	930	2.48%
Interest-bearing due from banks	9,933	57	2.33%	1,150	4	1.41%
Federal funds sold	1,124	7	2.53%	455	2	1.78%
Other investments	3,783	64	6.86%	4,415	60	5.51%
Total earning assets	932,895	$9,961	4.33%	903,712	$8,906	4.00%
Allowance for loan losses	(10,462)			(9,842)
Other non-earning assets	102,043			93,388
Total assets	$1,024,476			$987,258

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$28,145	$3	0.04%	$27,597	$3	0.04%
Money market deposit accounts	251,086	226	0.37%	231,035	91	0.16%
Savings accounts	87,949	22	0.10%	85,505	10	0.05%
Time deposits	230,091	870	1.53%	211,641	616	1.18%
Total time and savings deposits	597,271	1,121	0.76%	555,778	720	0.53%
Federal funds purchased, repurchase
agreements and other borrowings	25,220	37	0.59%	28,353	10	0.14%
Federal Home Loan Bank advances	58,222	359	2.50%	80,333	324	1.64%
Total interest-bearing liabilities	680,713	1,517	0.90%	664,464	1,054	0.64%
Demand deposits	235,381			223,056
Other liabilities	4,896			3,452
Stockholders' equity	103,486			96,286
Total liabilities and stockholders' equity	$1,024,476			$987,258
Net interest margin		$8,444	3.67%		$7,852	3.52%

*Computed on a fully tax-equivalent basis using a 21% rate, adjusting interest income by $85 and $107, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarter ended,
Selected Ratios (unaudited)	March 31,	December 31,	March 31,
(dollars in thousands, except per share data)	2019	2018	2018

Earnings per common share, diluted	$0.39	$0.27	$0.19
Return on average assets (ROA)	0.80%	0.53%	0.39%
Return on average equity (ROE)	7.94%	5.45%	3.97%
Net Interest Margin (FTE)	3.67%	3.69%	3.52%
Non-performing assets (NPAs) / total assets	1.26%	1.42%	1.66%
Annualized Net Charge Offs / average total loans	0.13%	0.58%	0.13%
Allowance for loan losses / total loans	1.32%	1.31%	1.33%
Efficiency ratio (FTE)	78.34%	78.51%	85.65%

Non-Performing Assets (NPAs)
Nonaccrual loans	$11,245	$12,141	$14,131
Loans > 90 days past due, but still accruing interest	1,678	2,497	2,166
Other real estate owned	-	83	203
Total non-performing assets	$12,923	$14,721	$16,500

Other Selected Numbers
Loans, net	$752,799	$763,898	$723,144
Deposits	836,177	843,144	789,027
Stockholders equity	105,019	102,006	94,998
Total assets	1,026,880	1,038,183	993,773
Loans charged off during the quarter, net of recoveries	249	1,132	242
Quarterly average loans	771,143	774,476	745,376
Quarterly average assets	1,024,476	1,035,996	987,258
Quarterly average earning assets	932,895	942,191	903,712
Quarterly average deposits	832,652	848,816	778,834
Quarterly average equity	103,486	100,956	96,286

Reconciliations of GAAP Measures to Non-GAAP Measures (unaudited)
	Three Months Ended
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018

Net income	$2,027	$1,388	$942
Plus: Merger-related costs (after tax)	-	12	205
Net operating earnings	$2,027	$1,400	$1,147

Weighted average shares outstanding (assuming dilution)	5,184,599	5,183,909	5,020,146
Earnings per share (GAAP)	$0.39	$0.27	$0.19
Net operating earnings per share (non-GAAP)	$0.39	$0.27	$0.23

Average assets	$1,024,476	$1,035,996	$987,258
ROA (GAAP)	0.80%	0.53%	0.39%
Net operating ROA (non-GAAP)	0.80%	0.54%	0.47%

Average stockholders equity	$103,486	$100,956	$96,286
ROE (GAAP)	7.94%	5.45%	3.97%
Net operating ROE (non-GAAP)	7.94%	5.50%	4.83%

Efficiency ratio (FTE)	78.34%	78.51%	85.65%
Operating efficiency ratio (FTE)	78.34%	78.41%	83.78%